Exhibit 10.5

Quality and Manufacturing Agreement

by and between

CEP Bio-Coat, LLC dba Orchid Detroit

and

SI-BONE, Inc.

This Quality and Manufacturing Agreement (this “Agreement”), effective April 18, 2016 (“Effective Date”), is by and between Orchid MPS Holdings, LLC (“Supplier”) with its principal office at 1489 Cedar Street, Holt, MI 48842, and SI-BONE, Inc., a Delaware corporation with its principal office at 3055 Olin Ave., Suite 2200, San Jose, CA 95128 (“Purchaser”).

WHEREAS, the Purchaser develops and designs medical devices and from time to time may seek to have such devices manufactured for it by the Supplier; and

WHEREAS, the Supplier has expertise in the manufacture of medical devices and components and desires to provide manufacturing services for the Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. Unless otherwise defined in this Agreement, as used herein, the following defined terms shall have the meanings given them below.

1.1.

“Affiliate” means any entity which directly or indirectly controls, is controlled by, or is under common control with the referenced party. For purposes of this Section 1.1, “control,” when used with respect to any entity, means the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms and “controlled by” and “under common control” have meanings correlative to the foregoing.

1.2.

“Bankruptcy Event” means the institution of voluntary or involuntary proceedings by or against a person or entity in bankruptcy or under any insolvency law, or the appointment of a receiver or custodian for such person or entity, or the institution of proceedings by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or an assignment by such person or entity for the benefit of its creditors.

1.3.	“Default” has the meaning given in Section 10.3.

1.4.	“Forecast” has the meaning given in Section 3.4.

1.5.

“Intellectual Property” means any inventions, improvements, developments, or innovations (including all rights to patents, copyrights, trademarks, and trade secrets and know-how inherent therein and appurtenant thereto) and other creative works (whether or not patentable or copyrightable, conceived or made or reduced to practice), know-how, technical

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

information, pending patent applications, registrations, divisions and continuations thereof, registered and unregistered copyrights, and all associated goodwill, designs, drawings, specifications, vendor lists, manufacturing methods and processes, and all other information pertinent to this Agreement, which is proprietary to a party.

1.6.	“Order” has the meaning given in Section 3.5.

1.7.	“Process” means the methods and all referenced procedures used in the manufacture of any Product.

1.8.	“Product” means the product or products to be manufactured hereunder pursuant to mutual agreement of the parties and as described in the Specifications for such Product.

1.9.	“Product Device Master Record” means the Product Device Master Record for the Product required by the Regulatory Authorities, as it may be revised and in effect from time to time.

1.10.	“Purchase Price” has the meaning given in Section 3.1.

1.11.

“Regulatory Authority” means the Food and Drug Administration of the United States (the “FDA”) or, any successor agency or, if applicable in the context, the government agency performing the same regulatory functions as the FDA in another country.

1.12.	“Specifications” means the specifications for the Product as provided in the Product Device Master Record.

2.	Supply Rights.

2.1.	Manufacture and Supply. Subject to the terms and conditions of this Agreement, the Supplier shall manufacture the Products for and supply them to the Purchaser.

2.2.

Third Party Supplier. All Products must be manufactured and assembled solely by the Supplier. Supplier will not engage any third parties to provide services or goods relating to this Agreement without Purchaser’s prior written approval. If use of a third party supplier is agreed upon by the Purchaser, the Supplier shall have a Quality Agreement, giving effect to each of the affirmative obligations regarding quality assurance set forth herein, with any third party supplier used for production, packaging, testing, sterilization, processing, or release. Upon the Customer’s request, the Supplier will provide a copy of the Quality Agreement.

3.	Orders, Prices, Terms, Delivery, Forecast and Inventory.

3.1.

Purchase Price. Purchaser shall pay the amounts set forth on Purchase Orders (as described below), and specifying in reasonable detail the Product(s) covered thereby, the applicable pricing (“Purchase Price”). Pricing shall be in US dollars. Supplier shall pay all contributions, taxes and premiums payable under federal, state and local laws measured upon the payroll of employees and agents engaged in the performance of work under this Agreement. Except as otherwise agreed to in writing by the parties, adjustments to the Price shall be made no more than once every twelve (12) months. The parties will meet annually to review changes in production costs, and Supplier shall share a reasonably detailed analysis of Supplier’s direct and indirect costs incurred in the manufacture of the Products. In connection with such annual cost review meeting, Supplier may submit a written request for a price increase if is direct costs have increased by more than [*] from its direct costs over the preceding supply year. Purchaser may submit a written request for a price decrease if Supplier’s direct costs have decreased by more than [*] from its direct costs over the preceding supply year. New prices will be effective immediately upon being agreed to in writing by both parties or at such other time as may be agreed to in writing by both parties. Pricing may be modified upon any changes to the Specifications of the Products made by Purchaser.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2.

Orders, Shipping Terms, and Inconsistencies. All shipments of Products shall be F.O.B. Origin, and shall be accompanied by a packing slip that describes the Products and states the Order number. Purchaser shall pay all shipping costs. Title to and all risk of loss or damage shall pass to Purchaser upon shipment of the Products from the Supplier to Purchaser’s designated point of delivery. If there is any conflict or inconsistency between this Agreement and any Purchase Order, Order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern and control.

3.3.

Payment. Supplier shall invoice Purchaser for each Product no earlier than its date of shipment. Purchaser shall pay the Purchase Price shown on each undisputed invoice within [*] of its receipt of the same.

3.4.

Forecasts. Purchaser shall provide to the Supplier no later than the fifteenth day of each calendar quarter, a non-binding (except as otherwise specified herein) rolling estimate by month of the Purchaser’s requirements for orders and deliveries of the Products for [*] period (“Forecast”). Each Forecast shall update prior Forecasts as well as provide estimates for the time period added to the Forecast over the prior Forecast.

3.5.

Orders. The Purchaser will submit binding firm purchase orders (the “Order(s)” or “Purchase Order(s)”) for Products to the Supplier by mail, facsimile, or electronically. Each Order shall contain the following information: (i) a description of the Product by part and revision number; (ii) the quantity of the Product to be delivered to the Purchaser; (iii) the current applicable Purchase Price for such Products, (iv) the delivery date or shipping schedule; (v) the location to which the Product is to be shipped; and (vi) transportation instructions. Each Order shall provide an Order number for billing purposes, and may include other instructions and terms as may be appropriate under the circumstances. The lead times for each Product (“Product Specific Lead Times”) shall be determined by mutual agreement of the parties upon delivery of the Specifications and agreement by the Supplier to supply the applicable Product.

3.6.

Emergency Deliveries. Notwithstanding Section 3.5, in the event that Purchaser desires to place Orders for Products requiring delivery within a shorter period than the Product Specific Lead Time(s) (“Emergency Purchase Orders”), Purchaser shall notify Supplier and Supplier shall provide the Purchaser with a commercially reasonable written estimate of any additional costs (the “Emergency Quote”) that would be incurred to manufacture Products to meet the delivery schedule in an Emergency Purchase Order. Supplier will be obligated to supply such Products in the manner specified in an Emergency Purchase Order only if the Purchaser agrees in writing to pay the additional costs set forth in the Emergency Quote. Upon Purchaser’s written acceptance of the Emergency Quote, the Supplier agrees to meet such delivery schedules specified in such Emergency Purchase Orders.

3.7.

Excess and Obsolete Inventory. If Purchaser cancels or materially changes any Order, Supplier shall make good faith efforts to mitigate any costs which may be incurred with such Order changes. Notwithstanding the foregoing, should any inventory (including finished goods, works-in-process, components, or raw materials) be rendered excess or obsolete (as agreed upon by both Purchaser and Supplier) due to (i) the cancellation by Purchaser of any Orders, or (ii) changes or modifications to Orders, and that cannot reasonably and without extra cost to the Supplier be utilized on other Supplier products or returned to its suppliers, or such damages otherwise mitigated, the impact of such changes will be the financial responsibility of the Purchaser, at the Supplier’s documented actual costs (including, but not limited to, restocking charges paid by the Supplier to its suppliers, labor, and component costs). Notwithstanding the foregoing, Supplier will accept all financial responsibility for inventory purchased in excess of the then-current Forecast

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.	Quality.

4.1.

Manufacturing Processes and Approvals. Supplier will manufacture Products that fully conform with: (i) Product Specifications supplied by Purchaser, (ii) applicable regulations relating to 21 CFR Part 820 Quality System Regulations, Good Manufacturing Practices, including device and lot history records, (iii) quality system requirements of ISO 13485 and MDD 93/42/EEC, and (iv) in accordance with a risk management system conforming to the requirements of ISO 14971.

4.2.

Changes by Supplier: Manufacturing. Supplier shall make no change to the Specifications, Process, Product tooling design, processing conditions, materials or manufacturing location without Purchaser’s prior written approval. Supplier shall provide a written request for any such change. Such request must include a description of the specific proposed change, the reason for the proposed change, the perceived benefit that will be derived from the proposed change, the perceived potential loss that may arise from failure to make the proposed change, and the anticipated lead time that will be necessary to make the proposed change. For accepted changes, the Supplier and Purchaser will work together to develop an implementation plan.

4.3.

Changes by Supplier: Deviations. Supplier shall provide a written request for any deviation from a document, specification, drawing, etc. Such request must explain the specific proposed deviation, the reason for the proposed deviation, and the period (time, lots, etc.) the proposed deviation is to be in effect. Supplier shall not proceed with a deviation without Purchaser’s prior written approval.

4.4.

Disposition of Non-Conforming Material. The Supplier shall identify, segregate and investigate all nonconforming material. The Supplier may make scrap dispositions without Purchaser’s prior written approval. Suppler shall not make concession (“use as is”) or rework dispositions without Purchaser’s prior written approval. Supplier shall provide a written request for any concession (“use as is”) or rework disposition. Such request must include the inspection or test conducted, the actual results, and if applicable, the proposed disposition or repair. In the event a disposition is approved, Supplier shall update the production-monitoring portion of the ISO 14971 Risk Management File to include information on the nonconformity. If the Supplier performs rework, a written history of all rework and/or corrective actions shall accompany the Product shipped to Purchaser.

4.5.

Corrective Action. Supplier shall initiate corrective action for all detected nonconforming material regardless of disposition. Corrective action shall include (1) Investigation (including impact to product already released) and determination of root cause, (2) Proposed corrective action to prevent recurrence, (3) Implementation of corrective actions, and (4) Verification of the effectiveness of the corrective action. The Supplier shall report the results of the corrective action to the Purchaser within fifteen (15) working days of initiation. The Supplier shall keep records of these activities and make them available to the Purchaser upon request.

4.6.

Device History Record. The Supplier and Purchaser will maintain the following portions of the Device History Record required by 21 CFR §820.181. Supplier shall keep records of these activities and make them available to the Purchaser within one business day of request.

a.	Device specifications (Purchaser)

b.	Production process specifications (Supplier)

c.	Quality assurance procedures and specifications (Supplier)

d.	Labeling specifications (Purchaser)

e.	Packaging specifications (Supplier)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

f.	Maintenance procedures and methods records (Supplier)

4.7.	Labeling Operations. Supplier shall control all labeling operations to prevent labeling errors. Supplier shall record all labeling activities on the Device/Lot History Record.

4.8.

Packaging Operations. Supplier shall pack and package Product using best practices to protect Product from deterioration or damage during processing, storage, handling, and shipment. Supplier shall record all packaging activities on the Device/Lot History Record.

4.9.

Environmental Controls. If environmental conditions could reasonably be expected to have an adverse effect on product quality, the Supplier shall establish and maintain procedures, including maintenance, adjustment, and inspection to adequately control these environmental conditions. The Supplier shall keep records of these activities and make them available to the Purchaser upon request.

4.10.

Personnel. If contact between personnel and the product could reasonably be expected to have an adverse effect on product quality, the Supplier shall establish and maintain requirements for the health, cleanliness, personal practices, and clothing of personnel to adequately control this contact. The Supplier shall keep records of these activities and make them available to the Purchaser upon request.

4.11.

Equipment. The Supplier shall ensure that all equipment used in the manufacturing process for product is appropriately designed, constructed, placed, and installed. The Supplier shall establish and maintain schedules for the calibration, adjustment, cleaning, and other maintenance of equipment to ensure that manufacturing specifications are met. The Supplier shall keep records of these activities and make them available to the Purchaser upon request.

4.12.

Inspection, Measuring, and Test Equipment. The Supplier shall ensure that all inspection, measuring, and test equipment (IM&TE) used in the manufacturing process for product is suitable for its intended purposes and is capable of producing valid results. Suitability includes limits for accuracy and precision. The Supplier shall establish and maintain schedules for the calibration, adjustment, cleaning, and other maintenance of equipment to ensure that manufacturing specifications are met. Calibration standards used for IM&TE shall be traceable to national or international standards. The Supplier shall keep records of these activities and make them available to the Purchaser upon request.

4.13.	Process Validation. If the output of a Supplier’s process is not fully verified by subsequent inspection or test, the Supplier shall validate the process with a high degree of assurance, [*].

The validation process shall create a validation protocol (describing the planned activities) and a validation report (documenting the outcome of the planned activities). All validated process changes shall be similarly validated prior to use. The Supplier shall keep records of these activities and make them available to the Purchaser upon request. When the Supplier ships products produced using a validated process, the Supplier shall include process documentation showing the date the process was operated, the name of the operator, the identity of major equipment used, the identity and calibration date of the IM&TE used in the process, and the setting of each input process parameter.

4.14.

Facility Inspections by Purchaser. Purchaser shall have the right, upon reasonable advance written notice and during regular business hours, to inspect the facilities being used by the Supplier for production and storage of the Products. If any such inspection reveals that the facilities do not satisfy Purchaser’s requirements, then Purchaser shall provide written notification, which notice shall contain in reasonable detail the identified deficiencies and, if practicable, remedial efforts the Supplier should undertake. Supplier shall remedy all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

identified deficiencies within [*] days following Purchaser’s written notification. In the event the deficiencies are not remedied within such [*] day period, Supplier shall be in material breach of this Agreement and Purchaser shall have the right to immediately terminate this Agreement.

4.15.

Facility Inspections by Regulatory Authorities. Supplier shall notify Purchaser within 24 hours of any communication, correspondence, inquiry, inspection, audit or investigation by any regulatory authority or notified body in relation to the services provided under this Agreement or Purchaser’s Products. Supplier shall consult and cooperate with Purchaser in responding to the regulatory authority, which shall include providing Purchaser access to all related documents and other information received from any regulatory authority or notified body. If requested, the Supplier will allow regulatory authorities and/or the Purchaser to inspect Product, storage locations, inventory and records. In the event a regulatory authority requests an inspection, Supplier will immediately contact Purchaser and inform the Purchaser of the inspection. In any event, Supplier shall neither make any commitments nor provide any undertakings, which, in either case, relate directly to the Products, to any regulatory authority or notified body without the prior written approval of Purchaser. Supplier’s failure to comply with this Article “Inspection by Regulatory Authorities” shall be a material breach of this Agreement and Purchaser shall have the right to immediately terminate this Agreement.

4.16.

Quality System Audits. Purchaser shall have the right, upon reasonable advance written notice and during regular business hours, to perform audits of Supplier’s systems, documentation, and other requirements related to this Agreement. Audits shall be conducted at mutually agreed dates and times.

4.17.

Records. Supplier will maintain records with respect to the manufacture of the Products for [*] after the last Product has been manufactured, at which time such records will be returned to Purchaser for maintenance or destruction.

4.18.

Product Complaints. With respect to Product complaints, Purchaser shall be considered the “manufacturer” for regulatory purposes and is responsible for filing all required Medical Device Reports. If Purchaser reasonably believes that a complaint relates to a breach by the Supplier of the warranty contained in Section 5.1, Purchaser will forward the complaint to the Supplier and Supplier shall be responsible to remedy the noncompliance as provided in Section 5.2. If the Supplier receives a complaint related to the product, or any similar product, the Supplier provides to the Purchaser, the Supplier shall promptly notify the Purchaser. Purchaser will enter the complaint into the Purchaser’s Complaint Management System (21 CFR §820.198) and review and evaluate the complaint to determine whether an investigation is necessary. The Supplier shall provide assistance in a complaint investigation as requested by the Purchaser.

4.19.

Corrections and Removals. If the Supplier files a Corrections or Removals for the product, or any similar product that the Supplier provides to the Purchaser, the Supplier shall promptly notify the Purchaser. The Purchaser is responsible for managing corrections or removals of SI-BONE product.

4.20.

Sterilization Services. Sterilization will be provided and managed by Supplier. Supplier and Purchaser will jointly review the sterilization validation protocol and report, which will include the results of sterilization validation and revalidation. Supplier will provide all sterilization documentation to Purchase upon request.

4.21.	Manufacturing Process Documentation. The supplier shall provide the following documentation with each product lot shipped to the Purchaser:

a.	Sterilization Certificate

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

b.	Package Labeling Documentation

c.	Job Order Pick List

d.	Line Clearance Forms

e.	Supplier Certificate of Conformance

f.	Material Certificates

g.	Supplier Inspection Sheets

h.	Copy of any related Non-Conforming Material Reports

4.22.	Storage and Shipment.

4.22.1.

Storage. The Supplier shall establish and maintain procedures to control storage areas and stock rooms to prevent mix-ups, damage, deterioration, contamination, or other adverse effects. The Supplier shall ensure that all products are stored to facilitate proper stock rotation and that product is retrieved from stock using First In, First Out (FIFO) methodology.

4.22.2.	Shipment. The Supplier shall ship products to the Purchaser using shipping methods that will prevent the damage or deterioration of the product.

5.	Product Warranty and Limited Remedies.

5.1.

Warranty. Supplier represents and warrants that the Products furnished under this Agreement shall be free from all defects in workmanship and materials and shall conform to the Specifications for a period of [*] after delivery to Purchaser.

5.2.

Remedies. If Supplier fails to meet the warranty stated in Section 5.1 with respect to any Product, the Supplier shall, at the Purchaser’s option, either (i) repair or replace such Product at the Supplier’s own expense, and ship such repaired or replacement Product to either the Purchaser or the applicable customer at the Supplier’s own expense, or (ii) credit to the Purchaser the Purchase Price for the non-conforming Product. If reasonably possible, all defective Products covered by the foregoing warranty shall be shipped to the Supplier at Supplier’s expense for such repair or replacement.

5.3.

Exclusions from Warranty. The warranty set forth in Section 5.1 above does not include Products that have defects or failures resulting from Purchaser’s design of Products as set forth in the Specifications, including, but not limited to, design functionality failures, Specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or failures resulting from unauthorized modification of the Products. To the extent that all Product designs have been provided by Purchaser to Supplier, Purchaser bears all design responsibility for the Product.

5.4.

Disputes. If the Supplier disagrees with a claim that a Product does not conform to the warranty provided in Section 5.1, then the parties agree to submit the disputed Product to a mutually agreed-upon independent party to test the Product to determine whether it conforms. The cost of such testing shall be borne by the party against whom the testing party finds.

5.5.

Limitation of Liability. EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 6 AND OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, PERSONAL INJURY AND PROPERTY DAMAGE, EQUIPMENT DAMAGE, LOSS OF PROFITS OR REVENUES OR BUSINESS, COST OF CAPITAL, COST OF PURCHASE, COST OF RECALL, OR COST OF THIRD PARTY REPLACEMENT GOODS. IN NO EVENT SHALL PURCHASER’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT, WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE EXCEED [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.	Indemnification.

6.1.

By Supplier. Supplier agrees to indemnify and hold Purchaser, its affiliates, officers, directors, agents and employees (“Purchaser Indemnitees”) harmless from and against all actions, liabilities, losses, damages, claims and demands whatsoever, including, but not limited to, attorney fees and other expenses (“Claims”) that are brought or threatened against the Purchaser Indemnitees and related to Supplier’s or Supplier Indemnitee’s: (a) breach of this Agreement; (b) violation of applicable laws and regulations; (c) breach of representations and warranties; (d) any claim of Intellectual Property infringement brought by third parties arising from Supplier’s manufacturing processes or Supplier’s services provided hereunder, provided such infringement is not a direct result of specifications or instructions provided by Purchaser; or (e) negligence, recklessness or willful misconduct. The duty to indemnify will not apply to the extent that any Claim arises from the negligence, recklessness, or willful misconduct of a Purchaser Indemnitee.

6.2.

By Purchaser. Purchaser agrees to indemnify and hold Supplier, its affiliates, officers, directors, agents and employees (“Supplier Indemnitees”) harmless from and against all Claims that are brought or threatened against the Supplier Indemnitees and related to: (a) Purchaser’s breach of this Agreement; (b) Purchaser’s violation of applicable laws and regulations; (c) defects or alleged defects in the design of the Products, provided such design defects are a result of specifications or instructions provided by Purchaser; (d) infringement upon the Intellectual Property rights of third parties, provided such infringement is a direct result of specifications or instructions provided by Purchaser; or (e) Purchaser’s negligence, recklessness or willful misconduct. The duty to indemnify will not apply to the extent that any Claim arises from the negligence, recklessness, or willful misconduct of a Supplier Indemnitee.

6.3.

General. The party claiming indemnity (the “Indemnified Party”) shall provide the party from whom indemnity is being sought (the “Indemnifying Party”) with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnifying Party shall have the right to assume sole control over the defense of such claim and conduct the defense of the claim with counsel of its choice. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.

6.4.

Insurance. Each party agrees to procure and maintain in full force and effect during the term of this Agreement collectible insurance policies in connection with the manufacture, supply and sale of Products pursuant to this Agreement and provide: (i) for commercial general liability coverage in the amount of [*] per occurrence and [*] in the aggregate, excluding Products and Completed Operations coverage and written on either an occurrence or a claims made basis; and (ii) Products and Completed Operations coverage in the amount of [*] per occurrence and [*] in the aggregate and written on a claims-made basis. Each party shall endeavor to provide the other party with thirty (30) days written notice of cancellation or ten (10) days’ notice for non-payment of premium or termination of any such policy. Upon either party’s request, the other party shall provide to the requesting party a certificate of insurance coverage.

7.	License, Ownership; Tooling.

7.1.	Limited License Grant. Purchaser grants Supplier a non-exclusive, nontransferable, worldwide license, without the right to sublicense, to use all designs, materials, information,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

know-how and documentation, including the Specifications, provided by Purchaser to Supplier, solely in connection with manufacturing the Products hereunder for supply of such Products to Purchaser or parties designated by Purchaser. This license shall not include the right to modify, make derivative works of or improvements to the Products and shall terminated upon the termination or expiration of this Agreement.

7.2.

Ownership of Intellectual Property. All Intellectual Property of Purchaser existing on or prior to the execution of this Agreement shall be and remain the property of Purchaser, and Supplier shall not acquire any rights therein, except as expressly provided in Section 7.1 of this Agreement or in the License Agreement. Purchaser shall own, and Supplier hereby assigns to Purchaser, all worldwide right, title and interest in and to the Products, all Intellectual Property conceived or reduced to practice by Supplier, its employees or agents in the course of performing Supplier’s duties hereunder, or as a result of access to Purchaser’s Intellectual Property, and any modification, derivative work of or improvement to the Products and/or Purchaser’s Intellectual Property. All rights not expressly granted herein are reserved. Supplier shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist Purchaser as reasonably required to perfect in the Purchaser the rights, title and other interests held by Purchaser under this Agreement. Purchaser shall pay for reasonable costs related to such assistance. If Purchaser is unable for any reason, after reasonable effort, to secure Supplier’s signature on any document needed in connection with the actions specified above, Supplier hereby irrevocably designates and appoints Purchaser and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Supplier. Notwithstanding anything contained in this Agreement to the contrary,

7.3.

Tooling and Equipment. All tooling and equipment used by the Supplier to manufacture the Products shall be the property of the Supplier, unless any such tooling and equipment is specifically provided by the Purchaser or purchased by the Purchaser from the Supplier over and above the Purchase Price for the Products. The agreement of the parties concerning any tooling and equipment so provided or purchased by the Purchaser shall be set forth in a separate document that is agreeable to both parties.

8.	Confidentiality; Publicity.

8.1.

Confidentiality. The Purchaser and the Supplier will have access to each other’s Confidential Information (as defined herein). “Confidential Information” means any trade secret, other information viewed by the party disclosing it (the “Disclosing Party”) as confidential and/or proprietary, and any and all information or proprietary materials (in every form and media) not generally known in the relevant trade or industry made available by either party to the party receiving such information (in such case, the “Receiving Party”) in connection with the efforts contemplated hereunder and which the Disclosing Party designates as confidential or may reasonably be understood as confidential, including, but not limited to (i) all Intellectual Property of either Party; (ii) existing or contemplated products, services, designs, inventions, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto; and (iii) information relating to business plans, sales, consultants, employees, or marketing methods and customer lists or requirements. The Receiving Party will maintain the information in confidence using the same standard of care it uses to maintain its own Confidential Information in confidence, but in any case, no less than reasonable commercial diligence, and will not use such information for itself or others except as provided in this Agreement. Such obligation of confidentiality and non-use shall not apply to information which (a) is known to the Receiving Party prior to the disclosure as demonstrated by documentary evidence, (b) is publicly known as of the date of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

disclosure, (c) becomes publicly known after the date of disclosure through no fault of the Receiving Party, (d) is received by the Receiving Party from a third party who has, to the Receiving Party’s knowledge, no obligation of confidentiality to the Disclosing Party, or (v) is developed independently by the Receiving Party without reference to the Disclosing Party’s Confidential Information as demonstrated by documentary evidence. Such obligation of confidentiality and non-use shall survive any expiration or termination of this Agreement. The restrictions on disclosure contained in this Section 9.1 shall not apply to any information which is required to be disclosed by a valid court rule or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party, at the Disclosing Party’s expense, in attempting to limit such disclosure and obtain confidential treatment thereof.

8.2.

Publicity. Neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public, press or otherwise, relating to this Agreement or any amendment hereto or to performance hereunder or the existence of an arrangement between the parties, without the prior written approval of the other party, such approval not to be unreasonably withheld.

8.3.	Use of Names in Promotions. Neither party shall use the name of the other for advertising or promotional claims without the prior written consent of the other party.

8.4.

Damages Inadequate. The parties acknowledge that monetary damages may be an inadequate remedy for any breach by a party of its obligations under Section 9.1 and that the non-breaching party shall be entitled to seek injunctive relief and specific performance to enforce the breaching party’s obligations, in addition to any other remedies the non-breaching party may be entitled to at law.

9.	Term and Termination.

10.1.	Term. Unless sooner terminated as provided in Section 10.2 below or in Section 12.6, this Agreement shall have a term commencing on the Effective Date and expiring the date three (3) years thereafter.

10.2.	Termination. This Agreement may be terminated:

(i)	upon written notice by either party to the other party, if the other party is in Default (as defined in Section 10.3 below);

(ii)	By written notice from the Purchaser to the Supplier in accordance with Section 4; or

(iii)	By either party upon twelve (12) months written notice to the other party.

10.3.

Default. A party shall be in “Default” (i) if such party becomes the subject of a Bankruptcy Event; (ii) with respect to Purchaser, if Purchaser fails to make full payment of the Purchase Price when due and such failure continues for [*] after notification of non-payment by Supplier; or (iii) if such party breaches any other material provision of this Agreement and fails to remedy such default within [*] after receipt of written notice thereof, which notice shall state, with particularity, the grounds for such claimed default.

10.4.

Effect of Termination. Upon any expiration or termination of this Agreement, each party shall either return to the other or destroy, upon the other party’s request, all Confidential Information, Intellectual Property and any other proprietary materials of such requesting party. The provisions of Sections 4.6, 4.11, 4.17, 4.18, 5, 6, 7, 8, 9, 10.4, 11, and 12 shall survive any termination or expiration of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.	Risk Management.

11.1.

Contingency Plan. Supplier shall create and maintain a contingency plan to prevent an interruption of Product supply in the event that normal business is disrupted (“Contingency Plan”), which shall be approved in advance in writing by Purchaser. Changes to the Contingency Plan may not be made without Purchaser’s prior written approval. Supplier will review the Contingency Plan on a semi-annual basis to ensure the necessary components remain in place. The Contingency Plan shall contain adequate provisions for each of the following:

a.	Off-site storage for tools and tool drawings;

b.	Raw material acquisition;

c.	Back-up site(s) for manufacturing capability; and

d.	Assurance that, given an interruption in the normal business process, Products could be produced within [*] of such interruption.

11.	Miscellaneous.

11.1.

Independent Contractor Status. The relationship between the Supplier and the Purchaser is that of independent contractors, and nothing contained herein shall be deemed to create a relationship of employer and employee, principal and agent, partners, or otherwise. Neither party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All personnel of the Supplier shall be solely employees of the Supplier and shall not represent themselves as employees of the Purchaser, and all personnel of the Purchaser shall be solely employees of the Purchaser and shall not represent themselves as employees of the Supplier.

11.2.

Assignment. Neither party may assign, delegate or subcontract its obligations without the other party’s prior express written consent. Notwithstanding the foregoing, either party shall be permitted to assign all or part of this Agreement to a purchaser of all of, or the applicable portion of, such Party’s business (whether through asset sale, merger, consolidation, reorganization or other form of transaction) with written notice to the other party, except that Supplier may not assign this Agreement to any party that competes with Purchaser.

11.3.

Entire Agreement; Amendments. This Agreement is the full, complete, and exclusive agreement between the parties and supersedes and cancels any and all previous or contemporaneous agreements of whatever nature, whether written or oral, between them with respect to the matters covered herein. This Agreement may only be modified or amended in a writing signed by both parties.

11.4.

Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.5.

Remedies. Unless otherwise expressly provided, all remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.6.

Force Majeure. The obligations of the Supplier and the Purchaser hereunder (except for the Purchaser’s obligations to make payment in full for Products) shall be subject to any delays or non-performance caused in whole or part by any contingency or event beyond either party’s reasonable control, including, without limitation, any act of God; acts of any government or any agency or subdivision thereof; fire; strikes; war; machinery breakage; failure of a communications or internet provider; transportation delays; shortage of or inability to secure labor, fuel, energy, materials or supplies at reasonable prices or from regular sources; riots or acts of a public enemy; terrorist acts; and any existing or future laws or regulations with which Supplier, in its judgment and discretion, deems it advisable to comply as its legal duty. The party which is not performing its obligations under this Agreement as a result of an event of force majeure shall use diligent efforts to resume compliance with this Agreement as soon as possible. Should the event of force majeure continue unabated for a period of sixty (60) days or more, the party who’s performance has not been delayed or prevented may terminate this Agreement upon notice to the other party.

11.7.

Notices. Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as set forth in this Section or to such address as shall be furnished by either party hereto to the other party hereto. A Notice shall be deemed to have been given as of (a) the date when personally delivered, (b) when received if delivered by the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, or by overnight delivery service, or (c) immediately, upon confirmation of receipt of the telex or telecopy, as the case may be. All Notices shall specifically state: the provision (or provisions) of this Agreement with respect to which such Notice is given and shall be addressed as follows:

If to the Supplier:	If to the Purchaser:

Orchid MPS Holdings, LLC	SI-BONE, Inc.
1489 Cedar St.	3055 Olin Ave.
Holt, MI 48842	Suite 2200
ATTN: VP Sales	San Jose, CA 95128
ATTN: CFO

11.8.

Permits and Compliance. Supplier agrees to procure all necessary permits or licenses and abide by all applicable laws, regulations and ordinances of the United States and of the state, territory and political subdivision in which the work under this Agreement is performed. Supplier hereby represents and warrants that it and its personnel: (i) are not currently excluded, debarred, or otherwise ineligible to participate in federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) (the “Federal Health Care Programs”); (ii) are not convicted of a criminal offense related to providing health care items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal Health Care Programs, and (iii) are not under investigation or otherwise aware of any circumstances that may result in being excluded, debarred, or otherwise declared to participate in Federal Health Care Programs

11.9.

Governing Law. This Agreement will be governed by and constructed in accordance with the laws of California without regard to the conflicts of the law principles thereof. Any dispute between the Parties in relation to or in connection with this Agreement (including those relevant to the validity, construction, execution and termination of the same) shall be submitted to the exclusive jurisdiction of courts located in San Jose, Santa Clara County, California.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.10.

Waivers. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

11.11.

Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

11.12.	Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth beneath such person’s name.

SI-BONE, INC.		ORCHID MPS HOLDINGS, LLC

/s/ Jeffrey W. Dunn		/s/ Matthew K. Burba
(Signature)		(Signature)

Jeffrey W. Dunn		Matthew K. Burba
(Print Name)		(Print Name)

President, CEO		EVP, Operations
(Title)		(Title)

Date	April 20, 2016	Date	4/18/2016

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Addendum No. 1 to

Quality and Manufacturing Agreement by and between

Orchid MPS Holdings, LLC and SI-BONE, Inc.

This Addendum No. 1 to Quality and Manufacturing Agreement (“Addendum No. 1”) evidences agreements between Orchid MPS Holdings, LLC together with its subsidiaries and affiliates on the one hand (“Supplier”) and SI-BONE, Inc. and its subsidiaries and affiliates on the other hand (“Purchaser”) and modifies and supplements that certain Quality and Manufacturing Agreement by and between the parties with an effective date of April 18, 2016 (the “Original Agreement”, and together with this Addendum No. 1, the “Agreement”). This Addendum No. 1 is intended to, among other things, allow Supplier to hold a specified level of inventory to better support Purchaser’s business. Capitalized terms used and not defined in this Addendum No. 1 shall have the meaning given them in the Original Agreement.

I.    Interpretation. Should any conflict exist between this Addendum No. 1 and the Original Agreement, the terms of this Addendum No. 1 will control.

II.	Supplier agrees to:

1)

Hold the equivalent of [*] of machined implants and [*] of finished goods, in each case based on the then current Forecast. For purposes hereof, “machined implants” shall mean implants ready for TPS-coating and “finished goods” shall mean implants coated, packaged, sterilized and ready for shipment. Supplier will use [*] of the then current Forecast to make inventory determinations where [*] of finished goods inventory is required hereby. The inventory and lead time requirements set forth in this Addendum No. 1 shall apply only to items set forth on Schedule A.

2)	Maintain a lead time not to exceed [*] for finished goods.

3)

Hold pricing per Schedule A to the Amendment for at least one year from the date of this Addendum No. 1. Thereafter, price adjustments shall be subject to the mechanism set forth in Section 3.1 of the Original Agreement.

4)

Keep purchaser informed of any significant changes in its business which could reasonably be foreseen to impact Supplier’s inventory, lead time, volume limitations or any other aspect of its performance under the Original Agreement or this Addendum No. 1.

5)

Not to assess any lot charges for one document change each [*]; thereafter, Supplier shall charge Purchaser only at its reasonable and customary hourly rates for engineering and other administrative time necessary to effectuate documentation changes.

6)	Participate in [*] Kanban review meetings to discuss:

a.	Adding parts to the Original Agreement, provided there shall be no obligation on the part of Supplier to accept such additional parts;

b.	Removing parts from the Original Agreement; and

c.	Changing the levels held in inventory for various part numbers.

III.	Purchaser agrees to:

1)	Provide a rolling [*] Forecast by part number and month; Purchaser shall make good faith efforts to provide such Forecast with [*] detail.

2)	Provide a blanket purchase order for the [*] Forecast no less than [*] prior to the first required delivery date.

3)

Release against such blanket purchase order (“Orders” as described in the Original Agreement) shall be provided at least [*]. Such releases shall be in multiples of the bin size set forth on Schedule A to this Addendum No. 1.

1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4)

Provide releases against the then current blanket order for any parts that remain in Supplier’s Detroit inventory of finished goods for more than [*]; provided, however, that Purchaser shall have no obligation to purchase in excess of [*] worth of inventory based on the Forecast at the time of its original procurement by Supplier.

5)

Purchase any inventory throughout Supplier’s supply chain obsoleted by a revision change or obsoleting of a part, including packaging materials, at material cost (including Supplier’s standard labor rates) unless assembly processing has been completed.

6)	Participate in [*] Kanban review meetings to discuss:

a.	Adding parts to the Original Agreement, provided Purchaser shall have no obligation to add parts to the Original Agreement;

b.	Removing parts from the Original Agreement; and

c.	Changing the levels held in inventory for various part numbers.

IV.	Miscellaneous.

1)

Ratification. The parties take this opportunity to ratify the Original Agreement and confirm all of their respective obligations set forth therein, including the representations and warranties made to one another.

2)

Severability. If any provision of the Original Agreement will be declared invalid, illegal or unenforceable, such provision will be severed and all remaining provisions will continue in full force and effect.

3)

Entire Agreement. The Original Agreement, including this Addendum No. 1, is the full, complete, and exclusive agreement between the parties and supersedes and cancels any and all previous or contemporaneous agreements of whatever nature, whether written or oral, between Supplier and Purchaser and their respective subsidiaries and affiliates with respect to its subject matter. The Agreement may only be modified or amended in a writing signed by both parties. Subject headings are for convenience of reference only and will in no way affect interpretation of the Agreement.

4)

Counterparts. This Addendum No. 1 may be executed in separate counterparts, and by facsimile, each of which will be deemed an original, and when executed separately or together, will constitute a single original instrument, effective in the same manner as if the parties had executed one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties have executed this Addendum No. 1 as of the date set forth beneath such person’s name.

PURCHASER:		SUPPLIER:

SI-BONE, Inc.		Orchid MPS Holdings, LLC

By:	/s/ Laura Francis	By:	/s/ Patrick Davidson
Name:	Laura Francis	Name:	Patrick Davidson

Title:	CFO	Title:	General Manager

Dated: 3/1/2017		Dated: 3/1/2017

3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule A to Addendum No. 1

to

Quality and Manufacturing Agreement by and between Orchid MPS Holdings, LLC and SI-BONE, Inc.

Part Number	Price	Bin Size	Weeks Inventory (finished goods)	Weeks Inventory (machined)
[*]	[*]	[*]	[*]	[*]

4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.